Exhibit 99.1

MEDIA CONTACT: Keith Price 330-796-1863
ANALYST CONTACT: Greg Fritz 330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Solid Third Quarter Results

•	North American Tire operating income of $130 million, up 67% over last year

•	Global revenue per tire up 5% over last year

•	Free cash flow from operations was positive for third quarter

•	Cost savings ahead of 3-year plan; implementing additional actions

•	North American Tire 2012 earnings now expected to exceed 2013 target

•	Continues to target $1.6 billion in segment operating income, positive cash flow in 2013

AKRON, Ohio, October 26, 2012 – The Goodyear Tire & Rubber Company today reported results for the third quarter of 2012.

“We achieved solid segment operating income in the third quarter, driven by our performance in North America,” said Richard J. Kramer, chairman and chief executive officer. “While we were impacted by the macroeconomic challenges we face in Europe, we continue to see the benefits of our actions to sustain profit margins in a weak volume environment,” he added.

Kramer said that with the company’s third quarter performance, it has essentially achieved its target of $1 billion in cost savings ahead of plan. Goodyear will take additional cost reduction actions because of ongoing economic uncertainty and expects to exceed its three-year cost savings goal.

“The structural improvements we made in our North American business are producing results that now put it on track to not only meet, but exceed, its 2013 operating income target a year early,” Kramer said.

“Our 2012 results demonstrate strong progress toward delivering profit throughout the economic cycle and generating sustainable value for shareholders,” he said.

“We continue to target $1.6 billion of segment operating income and positive cash flow in 2013,” he added.

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Goodyear’s third quarter 2012 sales were $5.3 billion, down 13 percent from last year’s record-setting total, reflecting $592 million in lower tire unit volumes and $258 million in unfavorable foreign currency translation, as well as lower sales in other tire related businesses, most notably third party chemical sales in North America. Tire unit volumes totaled 41.8 million, down 12 percent from 2011, primarily reflecting weaker volumes in Europe.

Sales benefitted from price/mix improvements, which drove revenue per tire up 5 percent over the 2011 quarter, excluding the impact of foreign currency translation.

The company reported segment operating income of $348 million in the third quarter of 2012. This was down $115 million from the year-ago quarter, reflecting $114 million in lower tire volume and associated unabsorbed overhead costs of $89 million, offset partially by improved price/mix of $159 million, which more than offset $47 million in raw material cost increases (before the benefit of cost savings actions).

Goodyear’s third quarter 2012 net income available to common shareholders was $110 million (41 cents per share), down from $161 million (60 cents per share) in the 2011 quarter. All per share amounts are diluted.

The 2012 third quarter included total charges of $32 million (12 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; $6 million (2 cents per share) due to pension settlements in the United Kingdom; and $3 million (1 cent per share) due to discrete tax charges; and gains of $5 million (2 cents per share) from asset sales; and $4 million (1 cent per share) in insurance recoveries related to flooding in Thailand. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2012 and 2011 quarters.

The company’s free cash flow from operations totaled a positive $105 million for the third quarter of 2012. See the note at the end of this release for further explanation and a free cash flow from operations reconciliation table.

Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

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North American Tire

	Third Quarter		Nine Months
(in millions)	2012	2011	2012	2011
Tire Units	15.6	16.6	46.8	49.4
Sales	$2,404	$2,557	$7,352	$7,275
Segment Operating Income	130	78	398	255
Segment Operating Margin	5.4%	3.1%	5.4%	3.5%

North American Tire’s third quarter sales decreased 6 percent from last year to $2.4 billion. Sales reflect a 6 percent decrease in tire unit volume as well as lower pricing for chemical products. Improved price/mix was a partial offset. Replacement tire shipments were down 10 percent. Original equipment unit volume increased 8 percent. Third quarter revenue per tire increased 4 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

Third quarter segment operating income of $130 million was up 67 percent from the prior year. Segment operating income was positively impacted by improved price/mix of $87 million and $21 million of lower raw material costs. Segment operating income also benefited from approximately $20 million in savings related to the closure of a tire plant in Tennessee, while lower volume and lower chemical products income were offsets.

Europe, Middle East and Africa Tire

	Third Quarter		Nine Months
(in millions)	2012	2011	2012	2011
Tire Units	16.3	20.7	48.5	57.4
Sales	$1,748	$2,226	$5,282	$6,128
Segment Operating Income	105	260	214	539
Segment Operating Margin	6.0%	11.7%	4.1%	8.8%

Europe, Middle East and Africa Tire’s third quarter sales decreased 21 percent from last year to $1.7 billion. Sales reflect a 22 percent decrease in tire unit volume and unfavorable foreign currency translation of $171 million. Improved price/mix was a partial offset. Replacement tire shipments were down 24 percent, largely due to economic weakness across the region, reduced winter tire demand resulting from warm weather conditions and aggressive competitor actions. Original equipment unit volume was down 12 percent. Third quarter revenue per tire increased 9 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

Third quarter segment operating income of $105 million was down $155 million from a year ago. Segment operating income was negatively impacted by $92 million due to lower unit volume, $78 million in higher manufacturing costs primarily resulting from production cuts and $8 million in unfavorable foreign currency translation. Improved price/mix of $31 million more than offset $7 million of higher raw material costs.

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Latin American Tire

	Third Quarter		Nine Months
(in millions)	2012	2011	2012	2011
Tire Units	4.7	5.1	13.3	15.0
Sales	$520	$651	$1,544	$1,876
Segment Operating Income	49	62	162	183
Segment Operating Margin	9.4%	9.5%	10.5%	9.8%

Latin American Tire’s third quarter sales decreased 20 percent from last year to $520 million. Sales reflect a 7 percent decrease in tire unit volume and unfavorable foreign currency translation of $60 million. Improved price/mix was a partial offset. Replacement tire shipments were down 12 percent. Original equipment unit volume was flat.

Third quarter segment operating income of $49 million was down $13 million from a year ago. Price/mix improvements of $39 million were more than offset by lower tire volumes, higher raw material costs, unfavorable foreign currency translation and the impact of inflation on wages and other costs.

Asia Pacific Tire

	Third Quarter		Nine Months
(in millions)	2012	2011	2012	2011
Tire Units	5.2	5.3	15.4	15.6
Sales	$592	$628	$1,769	$1,805
Segment Operating Income	64	63	202	195
Segment Operating Margin	10.8%	10.0%	11.4%	10.8%

Asia Pacific Tire’s third quarter sales decreased 6 percent from last year to $592 million. Sales were negatively impacted by $20 million due to unfavorable foreign currency translation and 2 percent lower tire unit volume. Replacement tire shipments were down 4 percent. Original equipment unit volume was flat. Third quarter revenue per tire was flat in 2012 compared to 2011, excluding the impact of foreign currency translation.

Third quarter segment operating income of $64 million was 2 percent higher than last year. Segment operating income reflects improved price/mix of $2 million and $12 million of lower raw material costs. Segment operating income was negatively impacted by an incremental $3 million in costs related to the start up of a new factory in China as well as the impact of inflation on wages and other costs and unfavorable foreign currency translation.

During the quarter, the company ceased operations at its plant in Dalian, China, which was replaced by the new, larger facility in nearby Pulandian.

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Year-to-Date Results

Goodyear’s sales for the first nine months of 2012 were $16 billion, down 7 percent from $17 billion a year ago. Sales reflect strong price/mix performance, which drove revenue per tire up 10 percent year-over-year, excluding the impact of foreign currency translation. Unfavorable unit volume and foreign currency translation reduced sales by $1.3 billion and $681 million, respectively.

The company’s year-to-date segment operating income of $976 million was down $196 million from last year. Compared to the prior year, the decline in year-to-date segment operating income primarily reflects lower tire volumes and higher manufacturing costs primarily resulting from lower production.

Compared to the first nine months of 2011, the 2012 period also benefitted from $997 million in improved price/mix, which more than offset $578 million in higher raw material costs. Raw material costs reflect $189 million in actions taken to reduce their impact.

Goodyear’s year-to-date net income available to common shareholders of $183 million (73 cents per share) compares to $303 million ($1.19 per share) in 2011’s first nine months. All per share amounts are diluted.

Outlook

Goodyear expects that its fourth quarter 2012 tire unit volume will be 3 percent to 5 percent below the 2011 period.

For the full year of 2012 in North America, Goodyear expects the consumer replacement market to be down between 2 percent and 3 percent, consumer original equipment up between 8 percent and 10 percent, commercial replacement to be down between 6 percent and 8 percent and commercial original equipment up between 6 percent and 8 percent.

For the full year in Europe, Middle East & Africa, the consumer replacement industry is expected to be down between 8 percent and 10 percent, consumer original equipment down between 6 percent and 8 percent, commercial replacement down between 6 percent and 8 percent and commercial original equipment down between 5 percent and 7 percent.

Goodyear anticipates its raw material costs for the fourth quarter of 2012 will be down about 10 percent from the prior year. For the full year of 2012, Goodyear continues to expect its raw material costs will increase approximately 7 percent compared with 2011.

Conference Call

Goodyear will hold an investor conference call at 8:30 a.m. today. Approximately 45 minutes prior to the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

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Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (706) 645-4847 or (706) 758-3307 before 8:25 a.m. A taped replay will be available by calling (404) 537-3406, Conference ID 40209438. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 71,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Income Statements (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2012	2011	2012	2011
NET SALES	$5,264	$6,062	$15,947	$17,084
Cost of Goods Sold	4,315	4,973	13,063	14,006
Selling, Administrative and General Expense	652	677	2,011	2,098
Rationalizations	26	25	67	80
Interest Expense	86	86	270	241
Other (Income) Expense	(1)	(4)	128	48

Income before Income Taxes	186	305	408	611
United States and Foreign Taxes	53	94	164	220

Net Income	133	211	244	391
Less: Minority Shareholders’ Net Income	16	43	39	73

Goodyear Net Income	117	168	205	318
Less: Preferred Stock Dividends	7	7	22	15

Goodyear Net Income Available to Common Shareholders	$110	$161	$183	$303

Goodyear Net Income Available to Common Shareholders—Per Share of Common Stock

Basic	$0.45	$0.66	$0.75	$1.25

Weighted Average Shares Outstanding	245	244	245	244

Diluted	$0.41	$0.60	$0.73	$1.19

Weighted Average Shares Outstanding	281	281	281	268

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30,	December 31,
	2012	2011
Assets:
Current Assets:
Cash and Cash Equivalents	$2,257	$2,772
Accounts Receivable, less Allowance—$100 ($97 in 2011)	3,555	2,849
Inventories:
Raw Materials	807	937
Work in Process	188	186
Finished Products	2,601	2,733

	3,596	3,856
Prepaid Expenses and Other Current Assets	397	335

Total Current Assets	9,805	9,812
Goodwill	655	654
Intangible Assets	154	157
Deferred Income Taxes	145	145
Other Assets	522	486
Property, Plant and Equipment less Accumulated Depreciation—$8,881 ($8,629 in 2011)	6,658	6,375

Total Assets	$17,939	$17,629

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,146	$3,668
Compensation and Benefits	776	799
Other Current Liabilities	1,193	1,050
Notes Payable and Overdrafts	163	256
Long Term Debt and Capital Leases due Within One Year	110	156

Total Current Liabilities	5,388	5,929
Long Term Debt and Capital Leases	5,708	4,789
Compensation and Benefits	3,454	4,002
Deferred and Other Noncurrent Income Taxes	263	244
Other Long Term Liabilities	1,000	1,041

Total Liabilities	15,813	16,005

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	618	607

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares—10 million (10 million in 2011), liquidation preference $50 per share	500	500

Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares—245 million (245 million in 2011) after deducting 6 million treasury shares (6 million in 2011)	245	245
Capital Surplus	2,817	2,808
Retained Earnings	1,370	1,187
Accumulated Other Comprehensive Loss	(3,702)	(3,991)

Goodyear Shareholders’ Equity	1,230	749
Minority Shareholders’ Equity—Nonredeemable	278	268

Total Shareholders’ Equity	1,508	1,017

Total Liabilities and Shareholders’ Equity	$17,939	$17,629

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities:
Net Income	$244	$391
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	513	547
Amortization and write-off of debt issuance costs	64	29
Net rationalization charges	67	80
Net gains on asset sales	(22)	(24)
Pension contributions and direct payments	(490)	(221)
Rationalization payments	(66)	(80)
Customer prepayments and government grants	94	34
Insurance Proceeds	39	—
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	(729)	(1,419)
Inventories	257	(1,154)
Accounts payable—trade	(432)	435
Compensation and benefits	169	299
Other current liabilities	70	90
Other assets and liabilities	(107)	21

Total Cash Flows from Operating Activities	(329)	(972)
Cash Flows from Investing Activities:
Capital expenditures	(788)	(806)
Asset dispositions	14	68
Government grants received	2	55
Increase in restricted cash	(17)	(32)
Other transactions	(11)	—

Total Cash Flows from Investing Activities	(800)	(715)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	74	190
Short term debt and overdrafts paid	(89)	(93)
Long term debt incurred	3,042	3,003
Long term debt paid	(2,322)	(1,674)
Proceeds from issuance of preferred stock	—	484
Preferred stock dividends	(22)	(7)
Common stock issued	1	7
Transactions with minority interests in subsidiaries	(23)	(15)
Debt related costs and other transactions	(63)	(20)

Total Cash Flows from Financing Activities	598	1,875
Effect of exchange rate changes on cash and cash equivalents	16	(67)

Net Change in Cash and Cash Equivalents	(515)	121
Cash and Cash Equivalents at Beginning of the Period	2,772	2,005

Cash and Cash Equivalents at End of the Period	$2,257	$2,126

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Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, which are important financial measures for the company but are not financial measures defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration expenditures necessary to maintain its business and pursue growth opportunities.

See the tables below for reconciliations of total segment operating income and free cash flow from operations.

Total Segment Operating Income Reconciliation Table

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011
Segment Operating Income	$348	$463	$976	$1,172
Rationalizations	(26)	(25)	(67)	(80)
Interest expense	(86)	(86)	(270)	(241)
Other income (expense)	1	4	(128)	(48)
Asset write-offs and accelerated depreciation	(13)	(12)	(19)	(46)
Corporate incentive compensation plans	(25)	(8)	(47)	(43)
Corporate pension curtailments/settlements	—	(4)	—	(15)
Intercompany profit elimination	12	(7)	11	(18)
Retained expenses of divested operations	(3)	(9)	(12)	(24)
Other	(22)	(11)	(36)	(46)

Income before Income Taxes	$186	$305	$408	$611

Free Cash Flow from Operations Reconciliation Table

		Three Months Ended			Trailing Twelve Months
(in millions)	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2012
Net Income	133	103	8	26	270
Depreciation and Amortization	176	167	170	168	681
Working Capital (1)	(136)	(1)	(767)	1,488	584
Pension Expense	77	74	78	66	295
Other (2)	153	90	(98)	132	277
Capital Expenditures	(298)	(214)	(276)	(237)	(1,025)

Free Cash Flow from Operations (non-GAAP)	105	219	(885)	1,643	1,082
Capital Expenditures	298	214	276	237	1,025
Pension Contributions and Direct Payments	(263)	(113)	(114)	(73)	(563)
Rationalization Payments	(18)	(17)	(31)	(62)	(128)

Cash Flow from Operating Activities (GAAP)	122	303	(754)	1,745	1,416

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is the net periodic pension cost as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net loss (gains) on asset sales, customer prepayments and government grants, insurance proceeds, compensation and benefits less the pension expense reported in the pension-related note in the Notes to Consolidated Financial Statements, other current liabilities, and other assets and liabilities.

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Third Quarter Significant Items (after tax and minority interest)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $32 million (12 cents per share)

•	Pension settlements in the United Kingdom, $6 million (2 cents per share)

•	Discrete tax charges, $3 million (1 cent per share)

•	Gains from asset sales, $5 million (2 cents per share)

•	Insurance recoveries related to flooding in Thailand, $4 million (1 cent per share)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $35 million (13 cents per share)

•	Discrete tax charges, $4 million (1 cent per share)

•	Gains from asset sales, $5 million (2 cents per share)

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